Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper Announces Proposed Senior Notes Offering

by Sylvamo Corporation

MEMPHIS, Tenn., August 9, 2021 /PRNewswire/ — International Paper (NYSE: IP) today announced that its wholly-owned subsidiary, Sylvamo Corporation (“Sylvamo”), intends to offer $500 million aggregate principal amount of senior unsecured notes due 2029 in connection with the previously announced spin-off of International Paper’s printing papers business. The senior notes will be guaranteed by International Paper prior to the effective date of the spin-off. The net proceeds from the offering of senior notes, together with anticipated borrowings under Sylvamo’s expected credit facilities and cash on hand, will be used by Sylvamo to make a special payment to International Paper in advance of the spin-off.

The senior notes will be offered in a private offering exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The senior notes will be offered only to qualified institutional buyers under Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S, each under the Securities Act. The senior notes will not be and have not been registered under the Securities Act and may not be offered or sold within the United States absent registration or an applicable exemption from the registration requirements.

This announcement is not an offer to purchase, a solicitation of an offer to sell or purchase, or a solicitation of an offer to sell or purchase securities with respect to the senior notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful. The offering of senior notes will be made only by an offering memorandum that will be sent to prospective investors.

Forward-Looking and Cautionary Statements

This press release may contain “forward-looking statements.” Such forward- looking statements may include, without limitation, statements about the Company’s market opportunities, strategies, competition and expected activities and expenditures, and at times may be identified by the use of words such as “may,” “will,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements are based on current expectations and assumptions, and inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the differing materially from such forward looking statements are discussed in greater detail in International Paper’s Securities and Exchange Commission (“SEC”) filings and

Sylvamo’s registration statement on Form 10 filed with the SEC on August 9, 2021. Neither International Paper nor Sylvamo can provide any assurance that the offering of senior notes will be consummated in the amount anticipated or at all or that the spin-off will be completed on the expected timeline or at all. The completion of the spin-off remains subject to the ongoing SEC review process and satisfaction of customary closing conditions. You should not place undue reliance on our forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revision to the forward-looking statements contained in this press release or to update them to reflect events or circumstances occurring after the date of this press release.

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Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Guillermo Gutierrez, 901-419-1731 and Michele Vargas, 901-419-7287.